Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison Small Company Fund, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 002-68723 and 811-03084) on Form N-1A of Jennison Small Company Fund, Inc. (the “Fund”) of our report dated November 27, 2007, with respect to the statement of assets and liabilities, including the portfolio of investments, of the Fund as of September 30, 2007, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, which report appears in the September 30, 2007 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s / KPMG LLP

KPMG LLP

New York, New York

November 27, 2007